UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K


                                 CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                               September 23, 1999
                                (Date of earliest
                                 event reported)




                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)




        Pennsylvania                    1-1401               23-0970240
      (State or other                (Commission             (IRS Employer
      jurisdiction of                 file number)            Identification
       incorporation)                                          Number)




              230l Market Street, Philadelphia, Pennsylvania 19101
               (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5.  Other Events

         Chicago, IL and Philadelphia, PA (September 23, 1999) - Unicom Corporation (NYSE: UCM) and PECO Energy Company (NYSE: PE) today announced that they have entered into a definitive agreement providing for a merger of equals. The merger, which has been unanimously approved by both companies' boards of directors, will create a new holding company with a total value of approximately $31.8 billion ($15.2 billion in equity market value; $16.6 billion in debt and preferred stock). Shareholders of both companies will be offered the option of receiving cash or stock in the new holding company. The transaction will be accounted for as a purchase and is anticipated to be accretive to both companies' earnings per share in the first year after closing, excluding one-time merger-related charges.

         The new holding company will be the nation's largest electric utility based on its approximately 5 million customers and it will have total revenues of $12.4 billion. The combined company will be the nation's fourth largest power generator, with a generation portfolio of more than 22,500 megawatts, and will be a leader in the growing U.S. wholesale power marketing business. Based on current equity market values, the new company would rank third in the industry with a market capitalization of $15.2 billion.

         Each shareholder of PECO Energy will have the opportunity to elect to receive for each PECO Energy share either one new holding company common share or $45.00 in cash, subject to proration; and each shareholder of Unicom will have the opportunity to elect to receive for each Unicom share either 0.95 new holding company common shares or $42.75 in cash, subject to proration. The cash prices represent a premium of approximately 11% to PECO Energy's and Unicom's ten-day average trading prices through September 22, 1999.

         Based on approximately 182.4 million shares of PECO Energy expected to be outstanding immediately prior to the close of the transaction (after planned stock repurchases), PECO Energy shareholders will receive approximately 165.7 million shares in the new holding company and $750.0 million in cash. Based on approximately 191.3 million shares of Unicom expected to be outstanding immediately prior to the close of the transaction (after planned stock repurchases), Unicom shareholders will receive approximately 165.1 million shares in the new holding company and $750.0 million in cash. At the close of the transaction, PECO Energy and Unicom shareholders will each own approximately 50% of the new holding company.

         The transaction is expected to be tax-free to shareholders to the extent they receive common stock of the combined company and, in general, cash received is expected to be taxed as capital gains.

         Corbin A. McNeill, Jr., PECO Energy's chairman, president and chief executive officer, said, "We are pleased to announce this strategic combination between PECO and Unicom. This merger catapults the combined company into the top tier of national energy companies. We believe in the competitive and strategic value of size and scope which will increase our future earnings growth rates, creating value for shareholders. We will have a strategic portfolio of low-cost generation assets and significant transmission and distribution operations covering two of the top five metropolitan areas. Our combined talent and technical expertise positions us to provide a broad range of services to our customers. This merger provides the best opportunity for our two regional companies to become a national leader in the energy industry. Together, we can accomplish much more than either company could on a stand-alone basis."

         John W. Rowe, Unicom's chairman, president and chief executive officer, said, "The merger creates world-class generation and power marketing businesses. It creates a base from which we will build a leading energy delivery business and establish ourselves as a significant competitor in the emerging retail energy marketplace. Unicom and PECO are two companies with complementary strategies. Because the merger provides scale, scope and resources, it allows the combined company to continue to grow and maximize the benefits of both strategies -- all in an accretive transaction."

         Mr. McNeill said, "Our generation capacity gives us the ability to provide economically produced power. Furthermore, our power marketing capability allows us to optimize the value of that capacity in the marketplace. Both PECO and Unicom are experienced operators of nuclear power plants. We intend to be the premier nuclear operator in the nation. We also intend to add more clean, low-cost generation to our energy portfolio."

         Mr. Rowe said, "The combined company will continue to strengthen its transmission and distribution systems and, over time, we expect to expand our footprint in this essential segment of our business. My immediate priority is, and must be, bringing Commonwealth Edison's distribution service to levels that meet those achieved by other metropolitan utilities. We will have made substantial progress in that effort by the time this merger is consummated. Thereafter, we are committed to making sure that both our operating utilities, ComEd and PECO, provide service that satisfies the ever-increasing expectations of our customers.

         "We also intend to use the resources of this combination to offer related products and services such as distributed generation, infrastructure and energy services, and telecommunications to a broad base of customers both inside and outside our service territories," said Mr. Rowe.

         Mr. McNeill said, "Under John's leadership, Unicom has rapidly become one of the most efficient power generators in the nuclear power industry while it has significantly improved plant safety performance. All of us at PECO are eager to work with the Unicom team. The combined skills and experience of PECO and Unicom will give the merged company what it takes to thrive as our industry continues to evolve in the next millenium. We will combine the best practices and talent from each company to create the preeminent energy company for both generation and distribution. In addition, both companies have a tradition of active corporate citizenship and strong economic development initiatives. John and I are both committed to continuing this level of support in the new company."

         Mr. Rowe said, "Combining our large and improving nuclear operations with PECO's focused generation and power marketing strategy creates one of the leading value-creation engines in the industry. Corbin and his team have an aggressive plan and a commitment to operational excellence that has made PECO a leader in generation. I am confident that with the talent of our combined teams we will be able to satisfy our customers and create value for shareholders."

         The dividend on the new company's stock is anticipated to be $1.69 per share, which is equivalent to Unicom's current annual dividend, adjusted for the exchange ratio. Currently, Unicom pays an annual dividend of $1.60 per share and PECO Energy pays an annual dividend of $1.00 per share.

         The companies expect to achieve annual cost savings of approximately $100 million in the first year after the close of the merger, which grow to over $180 million by the third year. Sixty percent of these savings will come from regulated operations and forty percent will come from unregulated operations. These cost savings are expected to result primarily from eliminating duplicate corporate and administrative positions and programs and achieving efficiencies in operations, business processes and purchasing. Based on these cost savings alone, the transaction is expected to be accretive in the first year after closing. In addition, as a result of the combination, the companies expect to achieve substantial revenue enhancements.

         The companies will seek to minimize the impact of the merger on the workforce through a combination of attrition and separation packages. Reductions due to the merger are expected to be approximately 5% of the consolidated workforce of 22,500. All union contracts will be honored.

         Following the close of the merger, Corbin A. McNeill, Jr. and John W. Rowe will become co-chief executive officers of the new holding company for a transition period lasting until December 31, 2003. During the first half of the transition period, Mr. McNeill will be chairman and Mr. Rowe will be president of the new holding company. Mr. McNeill will serve as chairman of the board of directors for the first half of the transition period and Mr. Rowe will serve as chairman of the executive committee of the board. During the second half of the transition period, Mr. Rowe will serve as chairman of the board of directors and

Mr. McNeill will serve as chairman of the executive committee of the board. At the end of the transition period, Mr. Rowe will become chairman and sole chief executive officer of the new holding company. Mr. McNeill will remain on the board of directors.

         Mr. McNeill will have the responsibility for overseeing the generation and power marketing operations of the new company and Mr. Rowe will have the responsibility for overseeing transmission and distribution operations, as well as unregulated retail enterprises.

         The board of directors of the new holding company will consist of 16 directors; including Messrs. McNeill and Rowe, PECO Energy and Unicom each will designate eight directors.

         The new holding company, to be named at a later date, will be headquartered in Chicago, and the generation and power marketing operations will have its headquarters in the Philadelphia region. Unicom's and PECO Energy's electric and gas utility operations will remain separate subsidiaries of the holding company and will continue to operate under the names Commonwealth Edison Company and PECO Energy Company and will maintain their headquarters in Chicago and Philadelphia. The companies will retain and build upon their existing brand identities and customer loyalties in their service territories. The new holding company will be incorporated in Pennsylvania.

         The merger is conditioned, among other things, upon the approvals of the shareholders of both companies and the completion of regulatory procedures before the Pennsylvania Public Utility Commission, the Illinois Commerce Commission, the Nuclear Regulatory Commission, the Securities and Exchange Commission (SEC) and the Federal Energy Regulatory Commission. The companies intend to register the new company as a holding company with the SEC under the Public Utility Holding Company Act. The companies anticipate that the regulatory processes can be completed in approximately 12 months.

         Wasserstein Perella & Co. and Goldman, Sachs & Co. acted as financial advisors, and Jones, Day, Reavis & Pogue acted as legal counsel to Unicom Corporation. Salomon Smith Barney and Morgan Stanley Dean Witter acted as financial advisors, and Cravath, Swaine & Moore acted as legal counsel to PECO Energy Company.

         Based in Chicago, Unicom Corporation is the parent of Commonwealth Edison Company, which provides electric service across northern Illinois, serving approximately 3.4 million customers or 70 percent of the state's population. ComEd has the largest nuclear fleet in the country, with a total capacity of 9,400 megawatts from 10 generating units at five sites. In March 1999, Unicom announced the sale of its fossil operations, with a total capacity of 9,772 megawatts. The sale is expected to close this November. With more than

$7 billion in revenues in 1998 and nearly 16,000 employees, Unicom is also the parent of Unicom Enterprises, Inc., the holding company for its unregulated subsidiaries.

         PECO Energy Company is an electric and gas utility with 6,500 employees serving 1.5 million electric customers in the five-county Philadelphia region and more than 400,000 natural gas customers. It has aggressively forged into the deregulated marketplace, trading wholesale power 24 hours a day in 47 states and Canada, purchasing and operating nuclear generation and establishing unregulated ventures in retail energy sales, telecommunications and utility infrastructure management. PECO Energy has set new nuclear performance standards in safety, capacity factors, refueling efficiency and low operating and maintenance costs, while producing more than 33 billion kilowatt-hours of nuclear electricity in 1998. PECO Energy also owns and operates coal, natural gas, oil, landfill gas and hydro generating plants.

This press release contains certain forward-looking statements within the meaning of the safe-harbor provisions of the Securities Exchange Act of 1934; these forward-looking statements are subject to various risks and uncertainties. The factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed herein may include factors that are beyond the companies' ability to control or estimate precisely, such as estimates of future market conditions, the behavior of other market participants and the actions of the Federal and State regulators. Other factors include, but are not limited to, actions in the financial markets, weather conditions, economic conditions in the two companies' service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. Other risk factors are detailed from time to time in the two companies' SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The companies do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                            PECO ENERGY COMPANY


                                            \s\ Jean H. Gibson
                                            -----------------------
                                            Jean H. Gibson
                                            Vice President & Controller

September 23, 1999